Exhibit 99.1

Net Asset Value

We calculate net asset value per share in accordance with our valuation policies and procedures. GAAP net asset value (“GAAP Net Asset Value”) is the net asset value determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Transactional Net Asset Value is used to calculate the prices at which we sell our Shares, which is calculated by adjusting our GAAP Net Asset Value as of each relevant valuation date for the recognition of the distribution and servicing fee on a monthly basis as such fee is accrued. The following table provides a breakdown of the major components of Transactional Net Asset Value as of August 31, 2026 ($ in thousands, except shares):

Components of Transactional Net Asset Value
Investments at fair value (cost of $148,593)	$148,396
Cash and cash equivalents	5,324
Other assets	8,936
Other liabilities	(17,437)
Distribution payable	(496)

Transactional Net Asset Value	$144,723

Number of outstanding shares	5,677,491

The following table provides a breakdown of total Transactional Net Asset Value and Transactional Net Asset Value per share by class as of August 31, 2026 ($ in thousands, except shares and per share data):

Class	Transactional Net Asset Value	Number of outstanding shares	Transactional Net Asset Value per share as of August 31, 2026
Series I
I Shares	$3	110	$25.46
D Shares	$3	110	$25.46
S Shares	$3	110	$25.46
F-I Shares	$12,990	510,230	$25.46
F-D Shares	$8,007	314,510	$25.46
F-S Shares	$48,882	1,920,023	$25.46
E Shares	$237	9,300	$25.46
Series II
I Shares	$3	100	$25.52
D Shares	$3	100	$25.52
S Shares	$3	100	$25.52
F-I Shares	$1,912	74,907	$25.52
F-D Shares	$23,101	905,200	$25.52
F-S Shares	$13,551	531,000	$25.52
E Shares	$36,027	1,411,692	$25.52

Total*	$144,723	5,677,491

*	Amounts may not sum due to rounding.

Reconciliation of Transactional Net Asset Value to GAAP Net Asset Value

The following table reconciles Transactional Net Asset Value to GAAP Net Asset Value as of August 31, 2026 ($ in thousands):

As of August 31, 2026
GAAP Net Asset Value	$142,286
Adjustment:
Distribution and servicing fees (1)	2,437

Transactional Net Asset Value	$144,723

(1)

Adjustment applies to D Shares, S Shares, F-D Shares and F-S Shares of both Series I and Series II sold, as they are accrued on a monthly basis. For purposes of Transactional Net Asset Value, we recognize the distribution and servicing fee as a reduction to Transactional Net Asset Value on a monthly basis as such fee is accrued. For purposes of GAAP Net Asset Value, we accrue the cost of the distribution and servicing fee, as applicable, for the estimated remaining life of such Shares as of the date of such Transactional Net Asset Value.